EX-35.2
(logo) Situs

Situs Holdings, LLC
2 Embarcadero Center, Suite 1300
San Francisco, CA 94111
Phone: 415.374.2820
Fax: 415.374.2704

Annual Compliance Statements
For period of October 1 through December 31, 2012

MORGAN STANLEY BANK OF AMERICA MERRILL LYNCH TRUST 2012-C6,
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2012-C6

Depositor: Morgan Stanley Capital I Inc.
Certificate Administrator: Wells Fargo Bank, National Association

Pursuant to Section 13.9 of the Pooling and Servicing Agreement, I attest that:

(A) A review of the activities of Situs Holdings, LLC, as Trust Advisor, during the period of October 1 through December 31, 2012 and of its performance under this Agreement has been made under my supervision.

(B) To the best of my knowledge, based on such review, Situs Holdings, LLC, as Trust Advisor, has fulfilled all its obligations under the Pooling and Servicing Agreement in all material respects throughout such period.


By: /s/ George Wisniewski
George Wisniewski
Senior Managing Director

Date: March 15, 2013